Exhibits 5.1 and 23.1 Company Counsel Opinion and Consent
October 2, 2023
NorthWestern Energy Group, Inc.
3010 West 69th Street
Sioux Falls, South Dakota 57108
Re:    Post-Effective Amendment No. 1 to Form S-8 Registration Statements of NorthWestern Energy Group, Inc.
Ladies and Gentlemen:
I have acted as counsel for NorthWestern Energy Group, Inc., a Delaware corporation (the “Company”), in connection with the issuance by the Company of up to 1,300,000 shares (the “Plan Shares”) of the Company’s common stock, par value $0.01 per share, pursuant to the NorthWestern Energy Group, Inc. Amended and Restated Equity Compensation Plan (the “Plan”). In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the Plan Shares issuable pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder have been authorized by all necessary corporate action of the Company and will be, when issued and delivered in accordance with such Plan and the applicable award agreements, validly issued, fully paid and nonassessable, provided that the consideration for such Plan Shares is at least equal to the stated par value thereof.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware as currently in effect and I express no opinion as to the effect of the laws of any other jurisdiction. In rendering the foregoing opinion, I have assumed that the resolutions authorizing the Company to issue and deliver the Plan Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Plan Shares are issued and delivered by the Company, and that the Company will take no action inconsistent with such resolutions. I also have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.
I hereby consent to the filing of this opinion as Exhibit 5.1 to the Post-Effective Amendment No. 1 to Form S-8 Registration Statements filed by the Company to effect registration of the Plan Shares under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Sincerely,
/s/ Timothy P. Olson
Timothy P. Olson
Senior Corporate Counsel & Corporate Secretary
NorthWestern Energy Group, Inc.